Exhibit 99.1
News Release
Amkor Reports Strong Fourth Quarter 2007 Results
Chandler, Ariz., February 13, 2008 — Amkor Technology, Inc. (NASDAQ: AMKR) today reported its financial results for the fourth quarter and year ended December 31, 2007.
Net sales of $747 million for the fourth quarter of 2007 were up 8.4% from the third quarter of 2007 and up 9.4% from the fourth quarter of 2006. Fourth quarter net income was $94 million, up 54.5% from the third quarter of 2007 and 58.6% from the fourth quarter of 2006. Fourth quarter earnings per diluted share was $0.46, up 53.3% from $0.30 in both the third quarter of 2007 and fourth quarter of 2006.
For the full year 2006 and 2007, Amkor’s net sales were $2.7 billion. Amkor’s full year 2007 net income of $220 million was up $50 million, or 29.3%, from $170 million for the full year 2006. Full year 2007 earnings per diluted share was $1.11, up 23.3% from $0.90 for the full year 2006.
“We exceeded both our sales and profitability targets in the fourth quarter of 2007 with stronger than expected customer demand primarily for high-end wireless communications, computing and gaming applications,” said James Kim, Amkor’s chairman and chief executive officer. “Our strong fourth quarter performance demonstrates that our business model is working, as we enrich our product mix, leverage our advanced packaging technologies and maintain a disciplined approach to capital spending.”
“We anticipate solid first quarter 2008 sales when compared with historical levels,” said Kim. “However, in view of exceptionally strong sales in the fourth quarter of 2007, we expect first quarter 2008 sales to be down 7% to 9% sequentially, which is generally in line with seasonal expectations.”
“Net sales for the fourth quarter of 2007 increased $58 million or 8.4% sequentially, while unit shipments increased 4.2% with higher unit volumes across most of our product lines,” said Joanne Solomon, Amkor’s chief financial officer. “Fourth quarter 2007 sales reflect the increasing importance of our advanced packaging technologies and the benefit of our investments in flip chip and wafer level packaging, 3D packaging and test. For the full year 2007 compared with 2006, unit shipments were down slightly reflecting a shift in our mix from traditional leadframe packages to advanced technologies including flip chip and 3D packaging,” said Solomon.
Gross margin in the fourth quarter of 2007 was 27.2%, up from 24.7% in the third quarter of 2007 and 25.3% in the fourth quarter of 2006. The improvement principally reflects the operating leverage of higher revenues and the enriched product mix. Amkor generated $367 million of free cash flow in 2007, an increase of $159 million or 76% from the $208 million of free cash flow generated in 2006.
“Total debt at the end of 2007 was $1.8 billion down $241 million from the prior year. Our cash balance at the end of 2007 was $410 million. We will repay $88 million of 9.25% senior notes at maturity on February 15, 2008 and repay approximately $64 million of maturing debt held by our subsidiaries throughout 2008. Net interest expense for 2007 decreased $31 million from 2006 reflecting the results of ongoing debt reduction efforts and selective refinancing of high cost debt in prior periods,” said Solomon.
“Capital additions totaled $101 million in the fourth quarter of 2007 and $294 million for the full year,” said Solomon. “Capital additions as a percentage of revenues, or capital intensity, were 10.7% for 2007 compared with 11.0% for 2006. We expect our capital intensity for 2008 to be around 11% to 14% of revenues, of which approximately 70% is expected to be in support of packaging, 20% for test and 10% for infrastructure. For the first quarter of 2008 we expect around $110 million of capital additions which are focused on specific opportunities for our largest customers and ongoing infrastructure investments. We currently expect our capital spending will be weighted more heavily in the first half of 2008 as a result of investments to expand our wafer bumping capacity.”
The effective income tax rate for 2007 was 5.4%, and the anticipated effective tax rate for 2008 is approximately 10%. This increase is primarily attributable to the full utilization of foreign net operating loss carry-forwards and tax credit carry-forwards in Taiwan. At December 31, 2007, Amkor had U.S. net operating losses available for carry-forward totaling $364 million, expiring through 2027, and $48 million of non-U.S. operating losses available for carry-forward, expiring through 2012.
Selected operating data for the fourth quarter 2007 is included in a section before the financial tables.
Business Outlook
On the basis of customers’ forecasts, we have the following expectations for the first quarter of 2008:
•	Sales — Down 7% to 9% from the fourth quarter of 2007

•	Gross Margin — in the range of 24% to 25%

•	Net income — in the range of $0.25 to $0.29 per diluted share
Amkor will conduct a conference call on February 13, 2008 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-262-2190, or by visiting the investor relations page of our website: www.amkor.com or CCBN’s website: www.companyboardroom.com. An archive of the webcast can be accessed through the same links, and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11105972.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the following: our focus on enriching product mix, leveraging our advanced packaging technologies and continuing a disciplined approach to capital spending; our expectations regarding capital intensity and the allocation of capital expenditures among our businesses; the expected dollar amount of our capital additions and the focus of our capital spending; the timing of our capital spending during the year; expectations regarding our effective tax rate for 2008, and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Claire McAdams
Corporate Vice President & CFO	Investor Relations
480-821-5000 ext. 5416	530-274-0551
jsolo@amkor.com	cmcad@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Financial Data

	Q4 2007	Q3 2007	Q4 2006	2007	2006
	(in millions)
Capital Investment Data:
Capital additions	$101	$78	$55	$294	$299
Net change in related accounts payable and deposits	(25)	(20)	9	(58)	17

Payments for property, plant and equipment	$76	$58	$64	$236	$316

Depreciation and amortization	$72	$70	$71	$283	$274

Free Cash Flow Data:
Net cash provided by operating activities	$189	$160	$143	$603	$524
Less payments for property, plant and equipment	(76)	(58)	(64)	(236)	(316)

Free cash flow*	$113	$102	$79	$367	$208

*	We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	Q4 2007	Q3 2007	Q4 2006	2007	2006
Sales Data:
Packaging services:
Wirebond — leadframe	31%	33%	34%	33%	37%
Wirebond — laminate	40%	40%	38%	39%	38%
Flip chip and wafer level processing	18%	16%	17%	17%	15%

Packaging services	89%	89%	89%	89%	90%
Test services	11%	11%	11%	11%	10%

Total sales	100%	100%	100%	100%	100%

Packaged units (in billions)	2.4	2.3	2.2	8.7	8.8
Net sales from top ten customers	49%	48%	46%	47%	44%
Capacity utilization	86%	83%	79%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	40%	40%	36%
Consumer	34%	32%	33%
Computing	17%	19%	21%
Other	9%	9%	10%

Total	100%	100%	100%

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net sales	$746,888	$683,011	$2,739,445	$2,728,560
Cost of sales	543,976	509,879	2,057,572	2,053,600

Gross profit	202,912	173,132	681,873	674,960

Operating expenses:
Selling, general and administrative	62,142	62,494	251,249	250,142
Research and development	10,720	9,337	41,650	38,735
Gain on sale of specialty test operations	—	—	(1,717)	—
Provision for legal settlements and contingencies	—	—	—	1,000

Total operating expenses	72,862	71,831	291,182	289,877

Operating income	130,050	101,301	390,691	385,083

Other (income) expense:
Interest expense, net	28,489	36,477	124,099	154,807
Interest expense, related party	1,562	1,563	6,250	6,477
Foreign currency loss	1,015	1,783	8,961	13,255
Debt retirement costs	1	—	15,876	27,389
Other (income) expense, net	1,632	(836)	668	661

Total other expense, net	32,699	38,987	155,854	202,589

Income before income taxes and minority interests	97,351	62,314	234,837	182,494
Income tax expense	3,024	2,743	12,597	11,208

Income before minority interests	94,327	59,571	222,240	171,286
Minority interests, net of tax	(663)	(524)	(2,376)	(1,202)

Net income	$93,664	$59,047	$219,864	$170,084

Net income per common share:
Basic	$0.52	$0.33	$1.22	$0.96

Diluted	$0.46	$0.30	$1.11	$0.90

Shares used in computing net income per common share:
Basic	181,775	178,109	180,597	177,862

Diluted	209,083	205,064	208,767	199,556

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2007	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$410,070	$244,694
Restricted cash	2,609	2,478
Accounts receivable:
Trade, net of allowances	393,493	380,888
Other	4,938	5,969
Inventories, net	149,014	164,178
Other current assets	27,290	39,650

Total current assets	987,414	837,857

Property, plant and equipment, net	1,455,111	1,443,603
Goodwill	673,385	671,900
Intangibles, net	20,321	29,694
Investments	3,019	6,675
Restricted cash	1,725	1,688
Other assets	51,631	49,847

Total assets	$3,192,606	$3,041,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$152,489	$185,414
Trade accounts payable	359,313	291,847
Accrued expenses	165,271	145,501

Total current liabilities	677,073	622,762

Long-term debt	1,511,570	1,719,901
Long-term debt, related party	100,000	100,000
Pension and severance obligations	208,387	170,070
Other non-current liabilities	33,935	30,008

Total liabilities	2,530,965	2,642,741

Minority interests	7,022	4,603

Stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 181,799 in 2007 and 178,109 in 2006	182	178
Additional paid-in capital	1,482,186	1,441,194
Accumulated deficit	(821,526)	(1,041,390)
Accumulated other comprehensive loss	(6,223)	(6,062)

Total stockholders’ equity	654,619	393,920

Total liabilities and stockholders’ equity	$3,192,606	$3,041,264

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
	December 31,
	2007	2006
	(In thousands)
Cash flows from operating activities:
Net income	$219,864	$170,084
Depreciation and amortization	283,267	273,845
Debt retirement costs	6,876	27,389
Other operating activities and non-cash items	21,002	28,899
Changes in assets and liabilities	72,421	23,413

Net cash provided by operating activities	603,430	523,630

Cash flows from investing activities:
Payments for property, plant and equipment	(236,240)	(315,873)
Proceeds from the sale of property, plant and equipment	5,192	4,449
Other investing activities	(251)	(3,373)

Net cash used in investing activities	(231,299)	(314,797)

Cash flows from financing activities:
Borrowings under revolving credit facilities	86,150	233,212
Payments under revolving credit facilities	(109,296)	(237,933)
Proceeds from issuance of long-term debt	300,000	590,000
Payments of long-term debt	(518,913)	(744,392)
Payments for debt issuance costs	(3,441)	(15,094)
Proceeds from issuance of stock through stock compensation plans	37,050	4,976

Net cash used in financing activities	(208,450)	(169,231)

Effect of exchange rate fluctuations on cash and cash equivalents	1,695	(1,483)

Net increase in cash and cash equivalents	165,376	38,119
Cash and cash equivalents, beginning of period	244,694	206,575

Cash and cash equivalents, end of period	$410,070	$244,694